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          SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C.  20549

                       FORM 8-K

                    CURRENT REPORT

          Pursuant to Section 13 or 15(d) of
          the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):
                       December 2, 1998


                     PVF CAPITAL CORP.
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    (Exact name of registrant as specified in its charter)


        Ohio                    0-24948           34-1659805
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(State or other jurisdiction   (Commission    (I.R.S. employer
of incorporation)              file number)  identification no.)



2618 N. Moreland Boulevard, Cleveland Heights, Ohio     44120
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(Address of principal executive offices)              (Zip code)


     Registrant's telephone number, including area code:
                           (410) 991-9600


                            Not Applicable
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(Former name or former address, if changed since last report)
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ITEM 5.   OTHER EVENTS
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            Year 2000 Readiness Disclosure
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     In its Annual Report on Form 10-K for the year ended June
30, 1998 (the "Form 10-K") and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the "Form 10-Q"), PVF Capital Corp. (the "Company") disclosed information with respect to its year 2000 preparedness. The Company hereby repeats such disclosure, set forth below, for the purpose of designating such disclosure as a "Year 2000 Disclosure Readiness Disclosure" within the meaning of Section 3(9) of the Year 2000 Information and Readiness Disclosure Act.

     The following disclosure was set forth under Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Year 2000" in the Company's Annual Report to Stockholders filed as Exhibit 13 to the Form 10-K:

Year 2000

     Park View Federal realizes the challenges of the Year 2000 issue. In compliance with regulatory guidelines, a project team was assembled to review the effects the century change has on current systems and to assess the potential risks that it presents. A formal plan of action was developed to address and correct this issue and has been approved by the Bank's Board of Directors with the full support of senior management. An inventory of internal systems, both computer and non-computer related, was completed in this process. Relationships with third-party vendors were also analyzed. Potential weaknesses were then documented and prioritized as to their effect on critical business functions. Our major software supplier has dedicated tremendous resources to help in addressing this issue. They recently released the remediated version of the system that has undergone extensive beta testing. All user departments are involved in the testing process in-house to assure validation of the changes. Our software supplier has advised us that this testing is expected to reveal any potential problems well in advance of the impending deadline. At this same time, testing will take place of those external relationships with which the Bank exchanges information. Additional testing is also expected to take place on all other mission-critical information systems. It is believed that this readiness will increase the likelihood of uninterrupted operation of Bank functions.

     In addressing this issue, the Bank has used its current internal staffing with little reliance on outside resources. Major vendors have provided remediated software at no expense to the Bank. No major system had to be replaced and none is expected to be replaced in the coming years. As a result, expenses were approximately $5,000 for fiscal year 1997 with expenditures for fiscal year 1998 estimated at $20,000. These expenditures are in the areas of customer awareness and additional software tools for testing.

     Rapid and accurate data processing is essential to Company operations. If testing reveals that any system critical to continued business operation should fail, all internal and external resources

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available will be directed toward correcting these systems.
System delays, mistakes, or failures could have an adverse impact on the Company. We are currently under contract with an external consulting service should a system failure occur. End-user contingencies are also being developed. It is expected that these plans will be in place during the fourth quarter of 1998.


     The following disclosure was set forth under "Item 2.
Management's Discussion and Analysis of Financial Condition and
Results of Operations -- Year 2000" in the Company's Form 10-Q:

YEAR 2000

     The Company has assembled a project team to review the effects the century change has on current systems and to assess the potential risks that it presents. A formal plan of action was developed to address and correct this issue and has been approved by the Bank's Board of Directors with the full support of senior management. A plan is in place to educate our staff personnel and to inform our customer base of the year 2000 issue. An inventory of internal systems, both computer and non-computer related, was completed in this process. Relationships with third-party vendors were also analyzed. Potential weaknesses were then documented and prioritized as to their effect on critical business functions. Our major software supplier has dedicated tremendous resources to help in addressing this issue. They recently released the remediated version of the system that has undergone extensive beta testing. All user departments are involved in the testing process in-house to assure validation of the changes.

     Our software supplier has advised us that this testing is expected to reveal any potential problems well in advance of the impending deadline. At the same time, testing will take place of those external relationships with which the Bank exchanges information. Additional testing is also expected to take place on all mission-critical information systems. It is believed that this preparation will increase the likelihood of uninterrupted operation of Bank functions.

     In addressing this issue, the Bank has used its current internal staffing with little reliance on outside resources. Major vendors have provided remediated software at no expense to the Bank. No major system had to be replaced and none is expected to be replaced in the coming years. As a result, expenses were approximately $5,000 for fiscal year 1997 and $20,000 for fiscal year 1998, with anticipated expenses of $5,000 for fiscal year 1999. These expenditures are in the areas of customer awareness and additional software tools for testing.

     Rapid and accurate data processing is essential to Company operations. If testing reveals that any system critical to continued business operation should fail, all internal and external resources available will be directed toward correcting these systems. System delays, mistakes, or failures could have an adverse impact on the Company. We are currently under contract with an external consulting service should a system failure occur. End-user contingencies are also being developed. It is expected that these plans will be in place during the fourth quarter of 1998.

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                      SIGNATURES



     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                                   PVF CAPITAL CORP.



Date:  December 2, 1998            By: /s/ Jeffrey N. Male
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                                        Jeffrey N. Male
                                        Secretary